

Günther Uecker (b. 1930)



After reviewing over 40 other works, we acquired this work because between 2019 and 2021, average hammer prices grew 36.3% annualized, and works from this series produce some of the artist's top records at auction.

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Initial Offering Price

$1,852,000

Similar Sales



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Price Appreciation of Similar Works[2]

17.3%

Sharpe Ratio

Günther Uecker	All Art	S&P 500
Not enough data	0.48	0.55

Investment Overview

Offering Circular	sec.gov/edgar
2021 Auction Sales	low $7,557,962
Repeat Sales	view

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DEAL SHEET

WHY WE LIKE THIS PAINTING

MASTERWORKS

02:10

- Part of the influential ZERO movement, German artist Günther Uecker is known for his sculptural paintings created by hammering nails into rhythmic patterns.
- This artwork is an excellent example of Uecker's highly recognizable "Felds" (fields) series first developed in the 1950s.
- Early examples of Uecker's "Feld" paintings are included in the collections of important museums, including: *Vast Ocean* (1964) at the Art Institute of Chicago and *White Field* (1964) at the Tate in London.
- The "Feld" series is one of the most commercially successful by the artist, representing three of Uecker's top six auction records. These include *Weisses Feld* (1972), which sold for $2,361,517 in June 2021, *Weisses Feld (White Field)* (1982) which sold for $1,962,091 in February 2020, and *Weisses Feld* (1994) which sold for $1,865,465 in December 2019.
- Our acquisitions team has reviewed over 40 examples of work by Uecker from around the world, some of which are priced in excess of $2 million. Of these 40 works, this is the third one we have selected to be offered on the Masterworks platform.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2021 Auction Sales	2021 Number of Lots Sold
$7,557,962	234

GÜNTHER UECKER

b. 1930, GERMANY

Nails and paint on canvas over panel | 47 × 47 × 8 in. (119 × 119 × 20 cm.)

Günther Uecker is an internationally recognized contemporary German artist, who is best known for sculptural paintings, or reliefs, created with hammered nails, usually on canvas mounted to a wood panel.



$1,852,000

INITIAL OFFERING

17.3%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

The Painting is an excellent example of Günther Uecker's precisely crafted nail reliefs created between 1983 and 1984, referred to as "Felds" (fields) which he began in the late 1950s and returned to throughout his career. The multitude of nails hammered into the Painting's supporting surface of wood wrapped in canvas create a dynamic field of light and movement. The Painting is a medium-scale example that measures nearly four feet by four feet. The "Feld" series is one of the most recognizable and commercially successful by the artist. Early examples of Uecker's "Feld" paintings are included in the collections of important museums, including: "Vast Ocean" (1964) at the Art Institute of Chicago and "White Field" (1964) at the Tate in London. As of September 8, 2022, three of Uecker's top six auction records are from the "Feld" series, demonstrating consistent demand for similarly composed works by the artist. *Weisses Feld* (1972), sold for $2,361,517 (€1,948,500) at Sotheby's, Paris on June 3, 2021, *Weisses Feld (White Field)* (1982) sold for $1,962,091 (£1,515,000) on February 11, 2020 at Sotheby's, London, and *Weisses Feld* (1994) sold for $1,865,465 (€1,687,500) at Ketterer Kunst GmbH, Munich on December 6, 2019.

Uecker's first major solo exhibition, titled "Uecker: Bibliophile Werke," took place at the Kunsthalle, Düsseldorf in 1983, and solidified his position as an influential contemporary artist. Günther Uecker has been recognized at important international events, including Documenta IV in 1968 and at the 35th Venice Biennale in 1970. A major retrospective of his work was mounted at the Kunsthalle der Hypo-Kulturstiftung in Munich in 1990. Additionally, works by the artist are featured in the collections of numerous prominent institutions, such as the Art Institute of Chicago, the National Gallery of Art in Washington, D.C., the Museum of Modern Art in New York, the Solomon R. Guggenheim Museum in New York, and the Courtauld Institute in London. As of September 8, 2022, Uecker continues his studio practice and is represented by the prestigious international dealers Dominique Lévy and Brett Gorvy at Lévy Gorvy Gallery, as well as by Axel Vervoordt Gallery. As of September 8, 2022, Uecker's top auction results are led by *Both* (2011), which sold on November 29, 2017 for €2,838,000 ($3,368,167), followed by *Spirale I, Spirale II (Doppelspirale)* (1997), which sold on March 7, 2017 for £2,629,000 ($3,209,483), and *Weisses Feld* (1972), which sold on June 3, 2021 for €1,948,500 ($2,361,517).

AS OF SEPTEMBER 8, 2022, UECKER'S TOP AUCTION RESULTS ARE LED BY *BOTH* (2011), WHICH SOLD ON NOVEMBER 29, 2017 FOR €2,838,000 ($3,368,167), FOLLOWED BY *SPIRALE I, SPIRALE II (DOPPELSPIRALE)* (1997), WHICH SOLD ON MARCH 7, 2017 FOR £2,629,000 ($3,209,483), AND *WEISSES FELD* (1972), WHICH SOLD ON JUNE 3, 2021 FOR €1,948,500 ($2,361,517).

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$3.0M
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$0.8M
2005
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2021

Günther Uecker (b. 1930 Wendorf, Germany) is an internationally recognized contemporary German artist, who is best known for sculptural paintings, or reliefs, created with hammered nails, usually on canvas mounted to a wood panel. In 1953, the artist moved to West Berlin after the June Uprising, where he enrolled to study painting at the Kunsthochschule Berlin-Weissensee (Academy of Art Berlin). In 1955, Uecker moved to Düsseldorf to continue his studies at the Kunstakademie Düsseldorf (Düsseldorf Art Academy). Around this time, Uecker became interested in philosophy and religion, particularly the simple and repetitive rituals of Islam, Buddhism and Taoism, which, in part, inspired Uecker's incorporation of nails as a meditative element within his artistic practice in 1957. In 1961, Uecker formally aligned with the "Gruppo Zero," or ZERO, which was founded in Düsseldorf in 1957 by Hanz Mack and Otto Piene and counted Yves Klein as a member. After 1966, when ZERO ceased to be active as a group, Uecker continued to further push the boundaries of his selected medium—nails. In 1974, Uecker began teaching at his alma mater, the Kunstakademie Düsseldorf, where he was promoted to professor in 1976 and held the post until retiring in 1995.





GÜNTHER UECKER



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Günther Uecker with the following criteria: Square format nail paintings which measure between 36 inches by 36 inches and 70 inches by 70 inches, created between 1970 and the present, and are believed to be part of the "Feld" series or a related series such as the "Wind," "Stream," and "Woge," characterized by a fully composed picture plane comprised of a field of nails. Works with visible elements of colors other than white, black or neutral tones have been excluded. Where the auction house's buyer's premium was unavailable, the following buyer's premiums were applied: 10% was applied to "Nacht" (1986), which sold on November 30, 2006 at Lempertz, Cologne and "Weisses Feld" (1988), which sold on December 2, 2005 at Lempertz, Cologne. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 17.3% CAGR implied from selected sales occurring from December 2, 2005 to June 3, 2021.